Exhibit 99.1

Bristol-Myers Squibb Names Elliott Sigal, M.D., Ph.D., to

Board of Directors

(PRINCETON, New Jersey, March 1, 2011) – Bristol-Myers Squibb Company (NYSE: BMY) today announced that Elliott Sigal, M.D., Ph.D., has been elected to its Board of Directors, effective today. Dr. Sigal also will be a member of the Board’s Science and Technology Committee.

Dr. Sigal, 59, reports to Lamberto Andreotti, chief executive officer, as executive vice president, chief scientific officer and president, Bristol-Myers Squibb Research and Development, a position he has held since 2004. Dr. Sigal joined Bristol-Myers Squibb in November 1997 as vice president of Applied Genomics. Since then he has served in critical leadership roles within R&D, including drug discovery and development. During Dr. Sigal’s tenure as chief scientific officer, Bristol-Myers Squibb achieved eight new drug approvals and the R&D organization filled the drug pipeline with an unprecedented number of mid- and late-stage assets, five of which could be approved by 2012.

“We are very excited to have Elliott join our Board,” said James M. Cornelius, chairman, Bristol-Myers Squibb. “Under his leadership, our R&D organization has become one of the most productive in the industry. Today’s appointment recognizes his great contribution to the company.”

“Elliott’s election to our Board recognizes the importance of R&D to our strategy and our success as a BioPharma company,” added Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “Elliott is an important member of my Senior Management Team, a team that joins me in congratulating him on this great honor and his many accomplishments.”

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

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Contacts

Media: Tracy Furey, 609-252-3208, tracy.furey@bms.com

Investors: John Elicker, 609-252-4611, john.elicker@bms.com